UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 18, 2013

ZAP
(Exact name of Registrant as specified in its charter)

California	03-03000	94-3210624
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

501 Fourth Street Santa Rosa, CA	95401
(Address of Principal Executive Offices)	(Zip Code)

(707) 525-8658
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01   Entry into a Material Definitive Agreement

As a result of the amendment to the Company’s Bylaws described in Item 5.03 of this Report, the Company and China Electric Vehicle Corporation (“CEVC”) amended certain provisions of the Senior Secured Convertible Note and Warrant Purchase Agreement dated January 12, 2011 (“Purchase Agreement”) and the Amended and Restated Voting Agreement dated January 12, 2011 (“Voting Agreement”).

The amendment to the Purchase Agreement provides that for as long as CEVC or Cathaya Capital L.P., including its affiliates and subsidiaries, hold at least 5% of the outstanding Common Stock of the Company (together or individually), Cathaya Capital L.P. will have the right to designate the number of designees equal to the sum of (i) the number of authorized directors of the Company divided by two, rounded down to the nearest whole number, and (ii) one.

The amendment to the Voting Agreement provides that each Significant Holder ( as defined in the Voting Agreement) agrees to vote all shares held by them to maintain the authorized number of members of the board of directors at five (5) or such number as determined by the majority of the board. A copy of the Purchase Agreement and the Voting Agreement are attached to this Report.

Section 5 - Corporate Governance and Management

Item 5.03   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective June 18, 2013, the Board of Directors approved an amendment to the Company’s Bylaws  to reduce the number of fixed authorized directors from seven (7) to five (5), effective as of the first election of directors following the adoption of the amendment.  All other provisions of the Bylaws remain in the same as originally adopted in 2002. A copy of the Amended and Restated Bylaws is attached to this Report.

2

Section 9 - Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits

Exhibit No.	Description

3(ii)	Amended and Restated Bylaws

10.1	Amendment to Senior Secured Convertible Note and Warrant Purchase Agreement.

10.2	Amendment to Amended and Restated Voting Agreement.

3

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registranthas duly caused this report to be signed on its behalf by the undersignedhereunto dulyauthorized.

ZAP

Dated: June 24, 2013	By:	/s/ Charles Schillings
Charles Schillings
Co-Chief Executive Officer

4